Exhibit 10.1
                                                                    ------------
                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                                   Phillip Levin, Chairman & CEO
                                                 info@nviro.com   (419) 535-6374

                 N-VIRO ANNOUNCES 3RD QUARTER 2004 NET EARNINGS

Toledo, Ohio, Friday, November 19, 2004 - N-Viro International Corp. (OTC BB/NVIC.OB) announced the Company's financial results through the three and nine months ended September 30, 2004.

Quarter  Ended  September  30:
------------------------------
Overall revenue decreased $155,000, or 11%, to $1.25 million for the quarter ended September 30, 2004 from $1.41 million for the quarter ended September 30, 2003. The decrease in revenue was due primarily to decreases in revenue from existing on-line facilities for the sale and management of alkaline admixture, and a decrease in facility management revenue. Gross profit decreased $85,000, or 22%, to $307,000 for the quarter ended September 30, 2004 from $392,000 for the same period in 2003, and the gross profit margin decreased to 25% from 28%. The decrease in gross profit is primarily due to the decrease in processing at privatized facilities, with approximately 15% of that decrease further due to seasonal declines in scheduled operations. The decrease in gross profit margin is primarily due to the shift in gross profit away from the non-privatized facilities, which were at a slightly higher margin a year ago.

Operating expenses decreased $277,000, or 44%, to $353,000 for the quarter ended September 30, 2004 from $630,000 for the quarter ended September 30, 2003. The decrease was primarily due to a decrease of approximately $178,000 in legal fees, $70,000 in employee payroll and $44,000 in settlement fees and expenses relating to litigation, partially offset by an increase of approximately $85,000 in consulting fees and expenses.

As a result of the foregoing factors, the Company recorded an operating loss of $46,000 for the quarter ended September 30, 2004 compared to an operating loss of $238,000 for the quarter ended September 30, 2003, a decrease in the loss of approximately $192,000.

Net nonoperating income (expense) increased by $109,000 to net nonoperating income of $59,000 for the quarter ended September 30, 2004 from net nonoperating expense of $51,000 for the quarter ended September 30, 2003. The increase in nonoperating income was primarily due to the recording of a one-time downward adjustment of $70,000 to an accrual for interest expense estimated to be due on a tax liability, a decrease in other interest expense of $32,000 from 2003 and an increase in interest income of approximately $6,000.

The Company recorded net income of approximately $13,000 for the quarter ended September 30, 2004 compared to a net loss of $289,000 for the same period ended in 2003, a decrease in the loss of approximately $302,000. Basic and diluted income per share was $0.00 for the current quarter as compared to a loss per share of $0.11 for 2003.

Nine  Months  Ended  September  30:
-----------------------------------
Overall revenue increased $239,000, or 6%, to $4.3 million for the nine months ended September 30, 2004 from $4.06 million for the nine months ended September 30, 2003. The increase in revenue was due primarily to increases in revenue from existing on-line facilities for the sale and management of alkaline admixture and an increase in one-time domestic license fee revenue. Gross profit increased $126,000, or 12%, to $1.2 million for the nine months ended September 30, 2004 from $1.07 million for the nine months ended September 30, 2003, and the gross profit margin increased to 28% from 26% for the same periods. The increase in gross profit is primarily due to the increase in revenue from one-time license fees, which are at a higher gross profit percentage than other types of revenue, and the increase in the number of ongoing processing facilities generating profit. The increase in gross profit margin is also primarily due to the increase in one-time license fees, partially offset by a shift in gross profit away from the non-privatized facilities, who were at a slightly higher margin a year ago.

Operating expenses decreased $365,000, or 21%, to $1.36 million for the nine months ended September 30, 2004 from $1.73 million for the nine months ended September 30, 2003. The decrease was primarily due to a net decrease of approximately $404,000 in legal, auditing and outside professional fees, $70,000 in payroll and $40,000 in insurance costs, partially offset by an increase of approximately $83,000 in director-related fees and expenses and $83,000 in consulting fees and expenses. Included in the increase in director-related costs was $74,000 for the value of unregistered stock issued to current and former outside directors for board meeting compensation.

As a result of the foregoing factors, the Company recorded an operating loss of $163,000 for the nine months ended September 30, 2004 compared to an operating loss of $655,000 for the nine months ended September 30, 2003, a decrease in the loss of approximately $492,000.

Net nonoperating income (expense) increased by $233,000 to net nonoperating income of $77,000 for the nine months ended September 30, 2004 from net nonoperating expense of $156,000 for the nine months ended September 30, 2003. The increase in nonoperating income was primarily due to the recording of a one-time gain on the forgiveness of debt due a patent law firm of approximately $157,000, the recording of a one-time downward adjustment of $70,000 to an accrual for interest expense estimated to be due on a tax liability, a decrease in other interest expense of $77,000 from 2003 and an increase in interest income of $19,000. Offsetting the overall increase in net nonoperating income was an increase in the loss of approximately $90,000 in the equity of a joint venture, to a loss of $119,000 in 2004 from a loss of $29,000 in 2003.

The Company recorded a net loss of $86,000 for the nine months ended September 30, 2004 compared to a net loss of $811,000 for the same period ended in 2003, a decrease in the loss of approximately $725,000. Basic and diluted loss per share was $0.03 for the current nine months as compared to a loss per share of $0.31 for 2003.

Acting Chief Executive Officer Phillip Levin stated, "We are both excited and pleased with our second consecutive profitable quarter, which has not happened since early 2000. We have continued our cost cutting efforts and are maintaining a positive cash flow generated from the business. Our ongoing revenue dropped a bit in the third quarter, but as a Company we were better able to deal with it because of cuts made in costs of revenue and administrative expense. The staff and Board have done a great job in implementing our plan, and we look forward to closing out fiscal 2004 and expect to show a remarkable improvement over 2003."

About  N-Viro
-------------
N-Viro International Corporation develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.

The Company cautions that words used in this document such as "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commissions.

                                    -  30  -



                                N-VIRO INTERNATIONAL CORPORATION
                             CONSOLIDATED STATEMENTS OF OPERATIONS


                                        Three Months Ended Sept. 30  Nine Months Ended Sept. 30
                                                2004         2003         2004         2003
                                             -----------  -----------  -----------  -----------
Revenues. . . . . . . . . . . . . . . . . .  $1,253,551   $1,408,921   $4,301,459   $4,062,312

Cost of revenues. . . . . . . . . . . . . .     946,805    1,017,389    3,105,042    2,992,748
                                             -----------  -----------  -----------  -----------

Gross Profit. . . . . . . . . . . . . . . .     306,746      391,532    1,196,417    1,069,564

Operating expenses. . . . . . . . . . . . .     352,957      629,713    1,359,521    1,724,780
                                             -----------  -----------  -----------  -----------

Operating loss. . . . . . . . . . . . . . .     (46,211)    (238,181)    (163,104)    (655,216)

Nonoperating income (expense) . . . . . . .      58,752      (50,699)      77,080     (155,748)
                                             -----------  -----------  -----------  -----------

Income (loss) before income taxes . . . . .      12,541     (288,880)     (86,024)    (810,964)

Federal and state income taxes. . . . . . .           -            -            -            -
                                             -----------  -----------  -----------  -----------

Net income (loss) . . . . . . . . . . . . .  $   12,541   $ (288,880)  $  (86,024)  $ (810,964)
                                             ===========  ===========  ===========  ===========


Basic and diluted income (loss) per share .  $     0.00   $    (0.11)  $    (0.03)  $    (0.31)
                                             ===========  ===========  ===========  ===========

Weighted average common shares outstanding.   3,210,423    2,577,433    3,016,243    2,577,433
                                             ===========  ===========  ===========  ===========